SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 20, 2004

FIRST FINANCIAL BANCORP.

(Exact name of registrant as specified in its charter)

Ohio	0-12379	31-1042001
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

300 High Street
Hamilton, Ohio
(Address of principal	45011
executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 867-5447

Form 8-K

First Financial Bancorp.

Item 7. Exhibits.

(a)	Exhibit:

99.1 First Financial Bancorp. Press Release dated April 20, 2004.

Item 9. Regulation FD Disclosure.

On April 20, 2004, First Financial Bancorp. issued its earnings press release that included the results of operations and financial condition for the first quarter of 2004. A copy of the earnings press release is attached as Exhibit 99.1.

Item 12. Disclosure of Results of Operation and Financial Condition.

The earnings press release includes two non-GAAP financial measures. The first non-GAAP financial measure, Net interest margin (fully tax equivalent), appears in the table entitled “Consolidated Financial Data” under the section “Key Ratios”. The second appears in the table entitled “Additional Data — Fully Tax Equivalent Net Interest Income.” The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

Below is a table showing “net interest income” calculated and presented in accordance with GAAP and the adjustments made to arrive at the non-GAAP financial measure “net interest income — tax equivalent.” The table also shows “net interest margin” calculated and presented in accordance with GAAP and the method used to arrive at the non-GAAP financial measure “net interest margin (fully tax equivalent).”

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 31,	Jun. 30,	Mar. 31,
	2004	2003	2003	2003	2003

	(Dollars in thousands)
Net interest income	$36,157	$34,093	$36,373	$37,179	$37,236
Tax equivalent adjustment	860	885	900	918	938

Net interest income — tax equivalent	$37,017	$34,978	$37,273	$38,097	$38,174

Average earning assets	3,631,813	3,617,953	3,623,792	3,572,557	3,457,340

Net interest margin*	4.00%	3.74%	3.98%	4.17%	4.37%
Net interest margin (fully tax equivalent)*	4.10%	3.84%	4.08%	4.28%	4.48%

Margins are calculated using net interest income annualized divided by average earning assets.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.

By:	/s/ C. Douglas Lefferson

C. Douglas Lefferson
Senior Vice President and
Chief Financial Officer

Date: April 20, 2004

Form 8-K

First Financial Bancorp.

Exhibit Index

Exhibit No.	Description

99.1	First Financial Bancorp. Press Release dated April 20, 2004.